Exhibit 23.1

Consent of Independent Public Accounting Firm

The President

Movea S.A.S.:

We consent to the incorporation by reference in the registration statements (No. 333-178036 and 333-192368) on Form S-8 of Invensense, Inc. of our report dated August 4, 2014, with respect to the consolidated balance sheet of Movea S.A.S as of December 31, 2013, and the related consolidated statements of operations and cash flows for the year then ended, which report appears in Amendment No.1 to the Form 8-K of Invensense Inc. filed on September 30, 2014.

Our report dated August 4, 2014 contains emphasis of matter paragraphs that state that:

•	As discussed in Note 2)a) to the consolidated financial statements, no comparative financial information is presented as these consolidated financial statements are prepared for the first time and solely for the purpose of Invensense Inc. which, in accordance with Rule 3-05 of regulation S-X, is required to present only one year of Movea S.A.S audited consolidated financial statements. Our opinion is not modified with respect to this matter;

•	Accounting principles generally accepted in France vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature of such differences is presented in Note 23 to the consolidated financial statements.

Lyon, France

September 30, 2014

KPMG Audit

A division of KPMG S.A.

/s/ Stéphane Devin

Stéphane Devin

Partner